Exhibit 3.1

PACIFIC OFFICE PROPERTIES TRUST, INC.

ARTICLES OF AMENDMENT

Pacific Office Properties Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 6.1 of Article VI of the charter of the Corporation (the “Charter”) is hereby amended to increase the number of shares of stock that the Corporation has authority to issue to 740,000,000, the number of shares of Common Stock, $.0001 par value per share, that the Corporation has authority to issue to 640,000,000 and the aggregate par value of all authorized shares of stock having par value to $74,000.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 340,000,000 shares of stock, consisting of 240,000,000 shares of Common Stock, $.0001 par value per share, 239,999,900 of which are shares of Common Stock (“Listed Common Stock”) and 100 of which are shares of Class B Common Stock, and 100,000,000 shares of Preferred Stock, $.0001 par value per share. The aggregate par value of all authorized shares of stock having par value was $34,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 740,000,000 shares of stock, consisting of 640,000,000 shares of Common Stock, $.0001 par value per share, 639,999,900 of which are shares of Listed Common Stock and 100 of which are shares of Class B Common Stock, and 100,000,000 shares of Preferred Stock, $.0001 par value per share. The aggregate par value of all authorized shares of stock having par value is $74,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(12) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned Chairman of the Board acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Corporate Secretary on this 5th day of January, 2010.

PACIFIC OFFICE PROPERTIES TRUST, INC. By: /s/ Jay H. Shidler Name: Jay H. Shidler Title: Chairman of the Board
ATTEST: /s/ Tamara Edwards Tamara Edwards Corporate Secretary